Exhibit 5.1

To: Transocean Ltd. Blandonnet International Business Center Building F, 7th Floor Chemin de Blandonnet 1214 Vernier Switzerland

December 19, 2008

Homburger AG Weinbergstrasse 56 | 58 CH-8006 Zürich Postfach 194 | CH-8042 Zürich	Transocean Ltd.

Telefon +41 43 222 10 00 Fax +41 43 222 15 00 lawyers@homburger.ch	Ladies and Gentlemen:

We have acted and are acting as special Swiss counsel to Transocean Ltd., a company limited by shares incorporated under the laws of Switzerland (the Company), in connection with the Post-Effective Amendment No. 1 (the Post-Effective Amendment) to the Registration Statement on Form S-8 (file No. 333-94551) to be filed with the United States Securities and Exchange Commission (the SEC) on the date hereof under the Securities Act of 1933 (the Act) with respect to the registered shares of CHF 15.00 par value each of the Company (the Registered Shares) that may be delivered pursuant to the Plan (as defined below) assumed by the Company in connection with a change of the place of incorporation of the Company’s group holding company from the Cayman Islands to Switzerland. As such counsel, we have been requested to give our opinion as to certain legal matters under Swiss law.

Capitalized terms used herein shall have the meaning attributed to them in the Documents unless otherwise defined herein.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof as currently applied by the Swiss courts. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in the Documents (other than listed below) or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the documents below, and we express no opinion as to the accuracy of representations and warranties of facts set out in such documents or the factual background assumed therein.

For the purpose of giving this opinion, we have only examined originals or copies of the following documents (collectively the Documents):

(i)	A copy of the executed contribution in kind agreement between the Company and Transocean-Cayman as of December 18, 2008 (the Contribution in Kind Agreement and collectively with the Merger Agreement and the Exchange Agent Agreement (each as defined below) the Transaction Agreements);

(ii)	A copy of the notarized deed of the shareholder resolutions passed at the extraordinary general meeting of shareholders of the Company held on December 18, 2008 regarding (1) the adoption of the Articles of Association, (2) the consolidation of the Registered Shares of the Company with a par value of CHF 0.01 each into Registered Shares with a par value of CHF 15.00 each, and (3) the ordinary increase in the registered share capital of the Company from CHF 100,000 to CHF 5,028,529,470 by issuing 335,228,632 Registered Shares with a par value of CHF 15.00 each (the Capital Increase) in connection with the following:

(1)	The Agreement and Plan of Merger among Transocean Inc. (Transocean-Cayman), the Company and Transocean Cayman Ltd. (Transocean-Acquisition), dated as of October 9, 2008, as amended as of October 31, 2008 (the Merger Agreement);

(2)	The Exchange Agent Agreement between Transocean-Cayman and BNY Mellon Shareowner Services, dated December 18, 2008 (the Exchange Agent Agreement);

(3)	The Scheme of Arrangement between Transocean-Cayman and the Scheme Shareholders (the Transocean-Cayman Scheme);

(4)	The Scheme of Arrangement between Transocean-Acquisition, the Scheme Shareholders and Transocean-Cayman (the Transocean-Acquisition Scheme and collectively with the Transocean-Cayman Scheme the Schemes);

(5)	The proxy statement of Transocean-Cayman dated October 31, 2008 (the Proxy Statement);

(6)	The Post-Effective Amendment No. 1 to Form S-8 dated December 19, 2008 (the Post-Effective Amendment);

(7)	The resolutions passed by the shareholders of Transocean-Cayman and the shareholder of Transocean-Acquisition on December 8, 2008 regarding the Schemes;

(8)	The court order of the Grand Court of the Cayman Islands of December 16, 2008 (the Court Order) sanctioning the Schemes;

(9)	The submission of the Court Order to the Cayman Islands Registrar of Companies of December 18, 2008;

(iii)	A copy of the notarized deed of the declaratory resolutions of the board of directors of the Company regarding the Capital Increase dated December 18, 2008;

(iv)	A copy of the subscription certificate executed by Transocean-Cayman, dated December 18, 2008;

(v)	A copy of the report of the board of directors of the Company on the Capital Increase, dated December 18, 2008;

(vi)	A copy of the audit confirmation by Ernst & Young AG on the report of the board of directors of the Company on the Capital Increase, dated December 18, 2008;

(vii)	A copy of certain declarations of the Company vis-à-vis the Commercial Register of the Canton of Zug, Switzerland, dated December 18, 2008 (“Lex Friedrich” and “Stampa” declarations);

(viii)	A copy of the officer’s certificate regarding the resolutions passed by the board of directors of Transocean-Cayman on October 9, 2008 regarding, amongst others, (1) the Transocean-Cayman Scheme; (2) the Merger Agreement and (3) the Contribution in Kind Agreement;

(ix)	A copy of the resolutions passed by the board of directors of the Company on October 9, 2008 regarding, amongst others, (1) the Transocean-Cayman Scheme; (2) the Merger Agreement¸ (3) the Contribution in Kind Agreement and (4) the authorization and reservation of conditional capital or treasury shares for the issuance of Registered Shares pursuant to the Employee Stock Purchase Plan (the Plan);

(x)	an original of the public deed of incorporation of the Company dated and executed August 14, 2008;

(xi)	A copy of the Articles of Association (Statuten) of the Company in the form as deposited with the Commercial Register of the Canton of Zug, Switzerland, on December 19, 2008 (the Articles of Association);

(xii)	A copy of the Organizational Regulations (Organisationsreglement) of the Company dated as of October 9, 2008 (the Organizational Regulations);

(xiii)	A copy of a certified excerpt from the Commercial Register of the Canton of Zug, Switzerland, for the Company, dated December 19, 2008 (the Excerpt);

No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	the filing of the Post-Effective Amendment with the SEC has been authorized by all necessary actions under all applicable laws other than Swiss law;

(b)	all copies, fax copies or electronic versions of the documents produced to us conform to the respective original documents and the originals of such documents were executed in the manner and by the individuals appearing on the respective copies;

(c)	all signatures appearing on all original documents or copies thereof which we have examined are genuine;

(d)	all factual information contained in, or material statements given in connection with, the Documents are true and accurate;

(e)	the Documents are within the capacity and power of, and have been validly authorized and executed by and are binding on all parties thereto, other than the Company;

(f)	all parties to the Transaction Agreements have performed and will perform all obligations by which they are respectively bound under the Transaction Agreements and all parties to the Transaction Agreements have complied and will comply with all matters of validity and enforceability under any law;

(g)	the merger effected by the Schemes on the terms of the Merger Agreement (the Merger) became effective, with the following matters occurring simultaneously as a result of the operation of laws of the Cayman Islands at the time the Schemes became effective (the Effective Time):

(i)	the Merger became binding on Transocean-Cayman and the Company;

(ii)	all of the undertaking of Transocean-Acquisition became the undertaking of Transocean-Cayman;

(iii)	Transocean-Acquisition was dissolved without winding up and its separate legal existence ceased for all purposes;

(iv)	the issued and outstanding shares in the capital of Transocean-Cayman immediately prior to the Effective Time were returned to Transocean-Cayman and cancelled; and

(v)	the Transocean-Cayman Shares were duly authorized and validly allotted and issued to the Company with effect from the Effective Time, credited as fully paid;

(h)	upon entry into the Register of Members of Transocean-Cayman, the Company became the sole registered holder of the Transocean-Cayman Shares. There is no further obligation on the Company as the holder of the Transocean-Cayman Shares to make any further payment to Transocean-Cayman in respect of such Transocean-Cayman Shares;

(i)	as far as any obligation under the Transaction Agreements are required to be performed in any jurisdiction outside of Switzerland, its performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;

(j)	except as expressly opined upon herein, all representations and warranties made by any of the parties to the Transaction Agreements are true and accurate;

(k)	the Proxy Statement has been distributed by Transocean-Cayman. We have not investigated or verified the truth or accuracy of the information contained in the Proxy Statement, nor have we been responsible for ensuring that no material information has been omitted from it;

(l)	the Post-Effective Amendment has been filed by the Company. We have not investigated or verified the truth or accuracy of the information contained in the Post-Effective Amendment, nor have we been responsible for ensuring that no material information has been omitted from it;

(m)	any Registered Shares of the Company out of the conditional capital of the Company will be listed on the New York Stock Exchange in accordance the applicable laws and regulations;

(n)	The Bank of New York, acting in its capacity as transfer agent and registrar, has registered, or will register, the Transocean-Switzerland Shares for the account of the holders of Transocean-Cayman Shares outstanding immediately prior to the Effective Time;

(o)

all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under Swiss law, Swiss regulations or the Articles of Association, for the legality, validity and enforceability of the Transaction Agreements and the Documents, the distribution of the Proxy Statement and the filing of the Post-Effective Amendment or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the parties to the Transaction Agreements therein or in the Proxy Statement and the Post-Effective Amendment have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(p)	the exercise notice will be duly delivered in accordance with Swiss law and the Plans with respect to Registered Shares issued out of Conditional Share Capital;

(q)	to the extent the Company issues Registered Shares out of conditional capital, the performance of the contribution in money or by set-off shall be made at a banking institution subject to the Federal Law of November 8, 1934, Relating to Banks and Savings Banks, as amended;

(r)	the Excerpt, the Articles of Association and Organizational Regulations and the Documents are correct, complete and up-to-date;

(s)	all parties entered into the Transaction Agreements for bona fide commercial reasons and on arm’s length terms, and none of the directors or officers of any such party has or had a conflict of interest with such party in respect of the Documents that would preclude him from validly representing (or granting a power of attorney in respect of the documents for) such party; and

(t)	all of the board resolutions referred to under Section I (i) have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, and (ii) have not been rescinded or amended and are in full force and effect.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.	The Company is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles of Association.

2.	The Company’s share capital registered in the Commercial Register of the Canton of Zug amounts to CHF 5,028,529,470, divided into 335,235,298 Registered Shares with a par value of CHF 15.00 each (such share capital hereinafter the Ordinary Share Capital). Such Registered Shares have been validly issued, fully paid and are non-assessable.

3.	The Registered Shares of the Company that may be issued from the conditional share capital of the Company (the Conditional Share Capital), if and when such Registered Shares are issued pursuant to the Plan, and after the nominal amount for such Registered Shares has been paid-in in cash or by way of set-off, will be validly issued, fully paid and non-assessable.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	Notwithstanding the registration of the Ordinary Share Capital and the Conditional Share Capital with the Commercial Register of the Canton of Zug, the resolutions of the extraordinary general meeting of shareholders of December 18, 2008 underlying such share capitals may be challenged by a dissenting shareholder in court within two months after the extraordinary general meeting of shareholders of December 18, 2008.

(c)	We note that, under Swiss law, shares out of Conditional Share Capital cannot be paid-in by way of contribution in kind.

(d)	The exercise of voting rights and rights related thereto with respect to any Registered Shares of the Company is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.

(e)	We express no opinion as to any commercial, accounting, tax, calculating auditing or other non-legal matter.

(f)	Any issuance of the Registered Shares out of Conditional Share Capital must be confirmed by the auditor of the Company, and amended Articles of Association of the Company reflecting the issuance of Registered Shares from Conditional Share Capital, together with said confirmation by the Company’s auditor, must be filed with the competent commercial register no later than three months after the end of the Company’s fiscal year.

* * *

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished by us, as special Swiss counsel to the Company, in connection with the filing of the Post-Effective Amendment, and except as provided in the immediately preceding paragraph, it may not (in full or in part) be used, copied, circulated or relied upon by any party or for any purpose without our written consent.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours,

HOMBURGER AG

/s/ Dr. Heinz Schärer

Dr. Heinz Schärer